EXHIBIT 99.1

Citizens Reports Fourth Quarter and Full Year
2021 Financial Results

•Q4 2021 net income increased to $38.1 million, compared to $1.5 million in Q4 2020; full year net income increased to $36.8 million compared to $11.0 million loss in 2020
•Q4 2021 renewal premiums increased 4% year-over-year to $44.7 million, driven by growth across Life Insurance and Home Service Insurance segments
•Q4 2021 total claims and surrenders decreased 17% year-over-year
•Total assets of $1.9 billion at December 31, 2021 with no debt
•Book value per class A share at December 31, 2021 of $6.41 increased 20% and 8%, respectively, from September 30, 2021 and December 31, 2020

AUSTIN, TX – March 11, 2022 – Citizens, Inc. (NYSE: CIA), today reported financial results for the quarter and year ended December 31, 2021.

Net income for the fourth quarter of 2021 totaled $38.1 million, or $0.77 per diluted class A share, an improvement compared to $1.5 million, or $0.03 per fully diluted class A share, in the prior-year quarter.

Net income for the year ended December 31, 2021 totaled $36.8 million, or $0.73 per diluted class A share, compared to net loss of $11.0 million, or $0.22 per diluted class A share, in 2020.

Management Commentary
"The fourth quarter marked a solid finish to a transformational year for Citizens,” said Company vice chairman and CEO, Gerald W. Shields. “Operationally, our strategic initiatives to improve policy retention resulted in renewal premiums in our Life Insurance segment increasing for the first time in three years. Additionally, our new product introductions, strategic pricing campaigns, and enhanced recruitment efforts drove significant growth in first year premiums for the full year. Overall, our financial and operational performance in 2021 reflects the execution of our strategy to transform our business, products, and customer base, which we believe will translate to sustainable growth and profitability over the long term.”

Fourth Quarter of 2021 Financial Highlights

Net income for the fourth quarter of 2021 totaled $38.1 million, compared to $1.5 million in the fourth quarter of 2020. The increase was primarily due to the release of an uncertain tax position and higher investment related gains, partially offset by a goodwill impairment and higher death claims, due in part to COVID-19.

In the fourth quarter of 2021, the Company released $43.8 million of an uncertain tax position held in its Life Insurance segment. As a result, the Company recorded a $12.6 million impairment to goodwill caused by an increase in the carrying value of the Life Insurance segment and the continued low interest rate environment. Pre-tax net loss for the fourth quarter 2021 was $6.8 million, which compares to pre-tax net loss of $2.3 million in the same year-ago period. Excluding the goodwill impairment created by the tax benefit, pre-tax net income in the fourth quarter of 2021 would have been a gain of $5.8 million, which compares to the pre-tax net loss of $2.3 million in the same year-ago period1.

Total premium revenue in the fourth quarter of 2021 increased 2% to $49.5 million compared to the same year-ago period, with contributions from the Life Insurance and Home Service Insurance segments.

1 See “Financial Measures Excluding Goodwill Impairment” below for a reconciliation to our GAAP financial results.

Renewal premiums for the fourth quarter of 2021 increased 4% to $44.7 million compared to the same year-ago period, with contributions from the Life Insurance and Home Service Insurance segments.

First year premium revenues for the fourth quarter of 2021 were $4.7 million, compared to $5.3 million in the same year-ago period. The decrease was primarily due to difficult comparison to the prior year period, which was one of the strongest selling quarters in years. However, first year premiums increased sequentially throughout 2021, growing 22% from $3.9 million in the first quarter of 2021

Total claims and surrenders for the fourth quarter of 2021 decreased 17% compared to the same year-ago period despite the increased death claims, due to lower surrenders and matured endowments.

General expenses for the fourth quarter of 2021 decreased by 15% year-over-year, driven by the release of domestic tax compliance reserves, and lower consulting and legal fees, partially offset by higher expenses at our new principal offices at The Domain in Austin, Texas.

Fourth Quarter of 2021 Segment Performance and Highlights

Life Insurance
Total premium revenue in the Life Insurance segment was $36.7 million, compared to $37.1 million in the same year-ago period. First year premiums and policies issued decreased by 17%, largely reflecting a difficult year-over-year comparison as described above; however, renewal premiums increased for the first time in three years, up 1%, driven by higher retention, including renewals of policies sold in the fourth quarter of 2020.

Total claims and surrenders were down 21% on decreased surrenders and matured endowments, partially offset by death claims. We believe surrenders declined significantly compared to the year-ago period because of the Company’s strategic initiatives focused on reducing early withdrawals.

Home Service Insurance
Total premium revenue in Home Service Insurance grew 13% compared to the prior year quarter. Total premium revenue growth in the fourth quarter of 2021 was driven by higher first year premium growth of 6% and continued strong collections.

Policies issued in the quarter declined 13% year-over-year, primarily due to strategic transformational changes focused on selling higher face value policies, and the success of the Company’s auto issue campaign in the prior year quarter that increased the segment’s policy base. The combined impact of these two actions resulted in a 15% increase in renewal premiums in the fourth quarter of 2021.

Claims and Surrenders decreased 4% in the fourth quarter of 2021, compared to the prior year period, driven by lower property claims, which more than offset a 26% increase in death claims. Higher death claims were a result of a higher volume of reported claims, including COVID-19 reported claims.

Full Year 2021 Operating Highlights

Net income for the full year 2021 was $36.8 million, compared to net loss of $11.0 million in 2020. The improvement was largely driven by the aforementioned tax benefit, investment related gains, and lower general expenses. 2021 net income improvement was partially offset by higher death claim benefits due in part to the COVID-19 pandemic, higher future policy benefit reserves due to higher sales and improved persistency in 2021, and the aforementioned goodwill impairment.

Total insurance in force for 2021 increased for the first time in four years, driven by 5% growth in Home Service Insurance and stabilizing trends in Life Insurance.

First-year premiums in 2021 increased 11% compared to 2020, driven by our focused marketing campaigns, new agent recruitment, and new product introductions. Total insurance issued grew 16%, with improvements in the Company’s Life Insurance and Home Service Insurance segments. Despite strong first year premium growth in both segments in 2021, continued declines in renewal premiums in the Company’s Life Insurance segment in the first three quarters resulted in a total premium revenue decline of 0.3%.

Claims and surrender benefits for the full year decreased by $1.4 million, driven by a $3.2 million decrease in surrenders, compared to the prior year, primarily as a result of the Company’s enhanced retention efforts and new programs seeking to limit surrender benefits and a decrease in endowment benefits. These decreases were partially offset by an increase in death claims benefits.

General expenses for 2021 decreased 19% in 2021 compared to 2020, primarily driven by change-in-control and executive severance expenses in 2020. Commissions in 2021 increased 11%, compared to the prior year resulting from the increased first year premium production, consistent with the Company’s strategic priorities.

Full Year 2021 Segment Performance and Highlights

Life Insurance
Overall premium revenue decreased by 2% in 2021 compared to 2020, as strong first year premiums from policies issued were more than offset by lower renewal premiums in the first three quarters of 2021.

The number of policies issued and first year premiums in 2021 increased 13% and 10%, respectively in 2021, compared to 2020. The improvements were driven by the Company’s initiatives to optimize its business operations, improve sales practices, launch new promotions and campaigns, and enhance new independent contractor recruitment.

Renewal premiums decreased 4% in 2021, driven by a negative impact of elevated surrenders in the prior few years, which were a result of international policies that have been in force for an extended period and have little or no associated surrender charges as well as changes to our distribution in Latin America.

Claims and surrenders benefit for 2021 declined 3% year-over-year, driven by fewer policy surrenders and matured endowments, partially offset by elevated death claims resulting in part from the COVID-19 pandemic. Policy surrenders in 2021 decreased 5% compared to 2020, a reversal from recent trends. We believe this to be the result of our recent strategic policy initiatives aimed at mitigating and limiting surrenders.

Home Service Insurance
Overall premium revenue increased 6% in 2021 compared to 2020, with contributions from both first year and renewal premiums.

First year premiums in 2021 grew 14% compared to 2020. The increase was primarily due to the Company’s targeted sales campaigns and introduction of new products, including its new Security Plan Plus™ whole life product, which has a higher maximum face value. The higher-face-value product initiatives resulted in a 32% increase in insurance issued compared to 2020.

Renewal premiums in 2021 grew 4% compared to 2020 due to increased focus on collection efforts and policyholders having higher disposable income from COVID-19 assistance.

Claims and surrenders benefit for 2021 grew 4% compared to 2020, driven by a 10% increase in death claims primarily due a higher volume of reported claims, including COVID-19 reported claims. Property claims declined 25% year-over-year in 2021, due to decreased hurricane activity.

Investments
Net investment income was $15.5 million in the fourth quarter of 2021, compared to $15.1 million in the prior year. The increase in net investment income was driven by higher income from limited partnerships and overall fixed maturity investments.

Investment related gains contributing to earnings were $3.7 million in the fourth quarter of 2021 and $0.8 million in the prior year quarter. The improvement was primarily driven by the fair market value increase in the Company’s limited partnership portfolio, offset by changes in the fair value of equity securities.

Net investment income was $61.5 million for 2021, an improvement compared to $60.2 million in 2020. The increase in net investment income was driven by higher income from limited partnerships and overall fixed maturity investments, partially offset by higher limited partnership expenses. The average pre-tax yield on the investment portfolio was 4.24% for both 2021 and 2020.

Investment related gains contributing to earnings were $11.0 million in 2021, an improvement of $9.5 million from the prior year gains. The improvement was primarily due to the increase in the fair market value of the Company’s limited partnership portfolio, offset by changes in the fair value of equity securities, and to a lesser extent, a gain from the sale of a real property.

About Citizens, Inc
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. You should be aware that factors not referred to herein could affect the accuracy of our forward-looking statements and use caution and common sense when considering our forward-looking statements.

Contact Information

Investors
Matt Glover and Matthew Hausch
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com

Selected Consolidated Financial Data

For the periods ended as of	Three months ended December 31		Year ended December 31
(In thousands except share data)	2021	2020	2021	2020

Balance sheet data
Total assets	$1,854,511	$1,843,420	$1,854,511	$ 1, 843,420
Total liabilities	1,533,940	1,542,475	1,533,940	1,542,475
Total stockholders' equity	320,571	300,945	320,571	300,945
Life insurance in force	4,165,921	4,141,968	4,165,921	4,141,968

Operating items
Insurance premiums	$49,543	$48,408	$174,728	$175,329
Net investment income	15,477	15,116	61,495	60,197
Investment related gains	3,714	833	10,991	1,502

Total Revenues	69,921	64,968	250,546	238,856

Claims and Surrenders	28,034	33,984	119,735	121,145
Other general expenses	9,943	11,666	43,370	53,669
Goodwill impairment	12,624	—	12,624	—

Total benefits and expenses	76,734	67,317	257,324	251,173

Income (loss) before federal income tax	(6,813)	(2,349)	(6,688)	(12,317)
Federal income tax benefit	44,950	3,887	43,475	1,329
Net income (loss)	38,137	1,538	36,787	(10,988)

Per share data
Book value per share	$6.41	$5.96	$6.41	$5.96
Basic earnings (loss) per share of Class A common stock	0.77	0.03	0.74	(0.22)
Diluted earnings (loss) per share of Class A common stock	0.77	0.03	0.73	(0.22)

Definition of Reported Segments

The Company operates in two business segments as detailed below.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents, located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants. A new whole life product was introduced in Florida in 2021.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and property insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values, in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

For the periods ended as of	Three months ended December 31		Year ended December 31
(In thousands)	2021	2020	2021	2020
LIFE INSURANCE SEGMENT
Total assets	$ 1,390,392	$ 1,381,723	$ 1,390,392	$ 1,381,723
Operating items
Insurance premiums	$ 36,659	$ 37,055	$ 126,058	$ 129,201
Net investment income	11,748	11,553	47,216	45,885
Investment related gains	3,435	81	9,176	1,340

Total revenues	53,062	49,300	185,812	178,232

Claims and Surrenders	22,024	27,742	91,390	93,813

Total benefits and expenses	60,851	49,119	184,894	168,338

Income (loss) before federal income tax	(7,789)	181	918	9,894

HOME SERVICE INSURANCE SEGMENT
Total assets	$ 407,603	$ 385,931	$ 407,603	$ 385,931
Operating items
Insurance premiums	$ 12,884	$ 11,353	$ 48,670	$ 46,128
Net investment income	3,398	3,263	13,224	13,051
Investment related gains	225	628	618	223

Total revenues	16,511	15,244	62,519	59,421

Claims and Surrenders	6,010	6,242	28,345	27,332

Total benefits and expenses	14,228	15,517	64,555	62,891

Income (loss) before federal income tax	2,283	(273)	(2,036)	(3,470)

Financial Measures Excluding Goodwill Impairment
From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring goodwill impairment outlined below is beneficial to the users of its financial statements in evaluating the Company’s current operating results in relation to past periods.

In the fourth quarter of 2021, the Company performed a goodwill impairment test which reflected that the fair value of the Life Insurance segment was lower than the carrying value, due to the tax benefit (which increased the carrying value) and continued low interest rate environment. As a result, as of December 31, 2021, the company wrote-off the goodwill in the Life Insurance segment and recognized an expense of $12.6 million for 2021.

Reconciliation of Adjusted Pre-Tax and After-Tax Net Income (Loss)

For the periods ended as of	Three months ended December 31
(In thousands)	2021	2020

GAAP Income (loss) before federal income tax	$(6,813)	$(2,349)
Goodwill impairment	12,624	—
Adjusted income (loss) before federal income tax	5,811	(2,349)
Federal income tax benefit	44,950	3,887
Adjusted Net income	$50,761	$1,538